EXECUTION VERSION

EIGHTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This EIGHTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of June 22, 2020 (this “Amendment”), among BDCA-CB Funding, LLC, as borrower (the “Borrower”), the Lenders (as defined below) party hereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), and Business Development Corporation of America, as collateral manager (in such capacity, “Collateral Manager”).

WHEREAS, the Borrower, Collateral Manager, the Administrative Agent, U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) and as custodian (in such capacity, the “Custodian”), and the financial institutions from time to time party thereto as lenders (the “Lenders”) are parties to the Credit and Security Agreement, dated as of June 27, 2014 (as previously amended and in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”; except as otherwise defined in this Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein).

WHEREAS, the Borrower and the Collateral Manager request that the Lenders and the Administrative Agent amend the Existing Credit Agreement upon and subject to the terms and conditions set forth in this Amendment.

WHEREAS, these recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Existing Credit Agreement. From and after the Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

1.01.    References Generally. References in the Existing Credit Agreement (including references to the Existing Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and each reference to the Existing Credit Agreement in the other Facility Documents (and indirect references such as “thereunder”, “thereby”, “therein” and “thereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

1.02.    Amended Language. Subject to Section 3 hereof, the Existing Credit Agreement is hereby amended to delete the red, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

Section 2. Representations and Warranties of the Borrower and Collateral Manager. The Borrower and the Collateral Manager represent and warrant to the Administrative Agent, the

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Lenders, the Collateral Agent and the Custodian that as of the Amendment Effective Date:

2.01.    each of the representations and warranties set forth in the Amended Credit Agreement and in the other Facility Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date;

2.02.    both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default, Event of Default or Collateral Manager Default shall have occurred and be continuing, or would result therefrom;

2.03.    no action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the financing contemplated hereby or any documentation executed in connection therewith, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to this Amendment or the transactions contemplated hereby;

2.04.    all necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Amendment and otherwise referred to herein shall have been obtained and remain in effect; and

2.05.    each of the conditions in Section 3 hereof has been satisfied or waived by the Administrative Agent (other than such conditions to the extent required to be satisfactory to the Administrative Agent or the Lenders).

Section 3. Conditions Precedent. The amendments to the Existing Credit Agreement set forth in Section 1 above shall become effective as of the date (the “Amendment Effective Date”), upon which the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Collateral Manager and the Lenders.

Section 4. Reference to and Effect Upon the Existing Credit Agreement.

4.01.    Except as specifically amended or waived above, the Existing Credit Agreement and the other Facility Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

4.02.    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Facility Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Facility Document.

Section 5. Reaffirmation. Each of the Borrower and the Collateral Manager hereby reaffirms its obligations under each Facility Document to which it is a party. The Borrower hereby reaffirms the grant of security contained in Section 7.01(a) of the Credit Agreement.

Section 6. Miscellaneous. This Amendment is a Facility Document for all purposes of the Amended Credit Agreement. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.

Section 7. GOVERNING LAW. THIS AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BDCA-CB FUNDING, LLC,
as Borrower

By: Business Development Corporation of America, its sole member

By: /s/ Richard J. Byrne Name: Richard J. Byrne
Title: Chief Executive Officer and President

[Signature Page to Eighth Amendment to Credit and Security Agreement]

BUSINESS DEVELOPMENT CORPORATION
OF AMERICA, as Collateral Manager

By: /s/ Richard J. Byrne Name: Richard J. Byrne
Title: Chief Executive Officer and President

[Signature Page to Eighth Amendment to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:/s/ Vincent Nocerino Name: Vincent Nocerino Title: Vice President

[Signature Page to Eighth Amendment to Credit and Security Agreement]

Exhibit A

Form of Amended Credit Agreement

[see attached]

[Signature Page to Eighth Amendment to Credit and Security Agreement]

CONFORMED COPY THROUGH ~~SEVENTH~~EIGHTH AMENDMENT

CREDIT AND SECURITY AGREEMENT

among

BDCA-CB FUNDING, LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent and as Custodian

and

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,
as Collateral Manager

Dated as of June 27, 2014

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Page
ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS    1
Section 1.01.    Definitions    1
Section 1.02.    Rules of Construction    ~~42~~44
Section 1.03.    Computation of Time Periods    ~~43~~45
Section 1.04.    Collateral Value Calculation Procedures    ~~43~~45
ARTICLE II ADVANCES    ~~45~~46
Section 2.01.    Revolving Credit Facility; Approval Requests    ~~45~~46
Section 2.02.    Making of the Advances    ~~45~~47
Section 2.03.    Evidence of Indebtedness; Notes    ~~46~~48
Section 2.04.    Payment of Principal and Interest    ~~46~~48
Section 2.05.    Prepayment of Advances    ~~47~~49
Section 2.06.    Changes of Commitments    ~~48~~50
Section 2.07.    Maximum Lawful Rate    ~~48~~50
Section 2.08.    Several Obligations    ~~48~~50
Section 2.09.    Increased Costs    ~~48~~50
Section 2.10.    Compensation; Breakage Payments    5051
Section 2.11.    Illegality; Inability to Determine Rates~~50~~; Effect of Benchmark
Transition Event    52
Section 2.12.    Fees    ~~50~~54
Section 2.13.    Rescission or Return of Payment    ~~51~~54
Section 2.14.    Post-Default Interest    ~~51~~54
Section 2.15.    Payments Generally    ~~52~~55
Section 2.16.    Replacement of Lenders    ~~52~~55
Section 2.17.    Defaulting Lenders.    ~~53~~56
ARTICLE III CONDITIONS PRECEDENT    ~~54~~57
Section 3.01.    Conditions Precedent to Initial Advances    ~~54~~57
Section 3.02.    Conditions Precedent to Each Borrowing    ~~56~~59
ARTICLE IV REPRESENTATIONS AND WARRANTIES    ~~56~~59
Section 4.01.    Representations and Warranties of the Borrower    ~~56~~59
Section 4.02.    Representations and Warranties of the Collateral Manager    ~~60~~63
ARTICLE V COVENANTS    ~~61~~64
Section 5.01.    Affirmative Covenants of the Borrower    ~~61~~64
Section 5.02.    Negative Covenants of the Borrower    ~~65~~68
Section 5.03.    Affirmative Covenants of the Collateral Manager    ~~68~~71
Section 5.04.    Negative Covenant of the Collateral Manager    ~~68~~72
Section 5.05.    Certain Undertakings Relating to Separateness    ~~68~~72
ARTICLE VI EVENTS OF DEFAULT    ~~70~~73
Section 6.01.    Events of Default    ~~70~~73
ARTICLE VII PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT    ~~72~~76
Section 7.01.    Grant of Security    ~~72~~76
Section 7.02.    Release of Security Interest    ~~74~~77
i

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(continued)
Page

Section 7.03.    Rights and Remedies    ~~74~~77
Section 7.04.    Remedies Cumulative    ~~75~~78
Section 7.05.    Related Documents    ~~75~~78
Section 7.06.    Borrower Remains Liable    ~~75~~79
Section 7.07.    Protection of Collateral    ~~75~~79
ARTICLE VIII ACCOUNTS, ACCOUNTINGS AND RELEASES    ~~76~~80
Section 8.01.    Collection of Money    ~~76~~80
Section 8.02.    Collection Account    ~~76~~80
Section 8.03.    Payment Account    ~~77~~81
Section 8.04.    The Unfunded Reserve Account; Fundings    ~~77~~81
Section 8.05.    [Reserved]    ~~78~~82
Section 8.06.    Reinvestment of Funds in Covered Accounts; Reports by Collateral
Agent    ~~78~~82
Section 8.07.    Accountings    ~~79~~83
Section 8.08.    Release of Collateral    ~~80~~84
Section 8.09.    Reports by Independent Accountants    ~~81~~84
ARTICLE IX APPLICATION OF MONIES    ~~82~~86
Section 9.01.    Disbursements of Monies from Payment Account    ~~82~~86
ARTICLE X SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL
COLLATERAL LOANS    ~~84~~88
Section 10.01.    Sales of Collateral Loans    ~~84~~88
Section 10.02.    Purchase of Additional Collateral Loans    ~~85~~89
Section 10.03.    Conditions Applicable to All Sale and Purchase Transactions    ~~86~~89
Section 10.04.    Additional Equity Contributions    ~~86~~89
ARTICLE XI THE AGENTS    ~~86~~90

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Section 11.01.    Authorization and Action    ~~86~~90
Section 11.02.    Delegation of Duties    ~~87~~91
Section 11.03.    Agents’ Reliance, Etc    ~~87~~91
Section 11.04.    Indemnification    ~~89~~93
Section 11.05.    Successor Agents    ~~90~~93
ARTICLE XII MISCELLANEOUS    ~~94~~94
Section 12.01.    No Waiver; Modifications in Writing    ~~94~~94
Section 12.02.    Notices, Etc.    ~~94~~95
Section 12.03.    Taxes    ~~94~~95
Section 12.04.    Costs and Expenses; Indemnification    ~~94~~97
Section 12.05.    Execution in Counterparts    ~~95~~99
Section 12.06.    Assignability    ~~95~~99
Section 12.07.    Governing Law    ~~97~~101
Section 12.08.    Severability of Provisions    ~~98~~101
Section 12.09.    Confidentiality    ~~98~~101
Section 12.10.    Merger    ~~98~~102
Section 12.11.    Survival    ~~99~~102
Section 12.12.    Submission to Jurisdiction; Waivers; Etc    ~~99~~102
Section 12.13.    IMPORTANT WAIVERS    ~~99~~103

ii

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(continued)
Page
Section 12.14.    PATRIOT Act Notice    ~~100~~104
Section 12.15.    Legal Holidays    ~~100~~104
Section 12.16.    Non-Petition    ~~100~~104
Section 12.17.    Waiver of Setoff    ~~100~~105
Section 12.18.    Option to Acquire Rating    ~~100~~105
ARTICLE XIII    ~~101~~105
CUSTODIAN    ~~101~~105
Section 13.01.    Appointment of Custodian    ~~101~~105
Section 13.02.    Duties of Custodian    ~~102~~105
Section 13.03.    Delivery of Collateral Loans to Custodian.    ~~102~~106
Section 13.04.    Release of Documents/Control By Agents    ~~103~~106
Section 13.05.    Records.    ~~103~~107
Section 13.06.    Reporting    ~~103~~107
Section 13.07.    Certain General Terms    ~~104~~107
Section 13.08.    Compensation of Custodian    ~~105~~109
Section 13.09.    Responsibility of Custodian    ~~106~~109
ARTICLE XIV    ~~109~~113
COLLATERAL MANAGEMENT    ~~109~~113
Section 14.01.    Designation of the Collateral Manager    ~~109~~113
Section 14.02.    Duties of the Collateral Manager    ~~109~~113
Section 14.03.    Authorization of the Collateral Manager    ~~110~~114
Section 14.04.    Realization Upon Defaulted Collateral Loans    ~~111~~114
Section 14.05.    Compensation    ~~111~~115
Section 14.06.    Expense Reimbursement; Indemnification    ~~113~~115
Section 14.07.    The Collateral Manager Not to Resign; Assignment    ~~113~~116
Section 14.08.    Appointment of Successor Collateral Manager    ~~113~~117

iii

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CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of June 27, 2014, among BDCA-CB
FUNDING, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”) and as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland
corporation (“BDCA”), as collateral manager (in such capacity, the “Collateral Manager”).

WI TN E SS ETH :

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01. Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and U.S. Bank National Association, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and among the Administrative Agent and the Borrower.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $200,000 per annum.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Permitted Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

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“Applicable Margin” means (a) (x) during the period from and including the Closing Date through and including October 31, 2017, 1.70% and (y) during the period from and including November 1, 2017 through and including the last day of the Reinvestment Period, 1.60% per annum; and (b) after the Reinvestment Period, 2.00% per annum.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Amortization Period” means the period beginning on the last day of the Reinvestment Period and ending on the date on which all Obligations are paid in full.

“Asset Cost” means, for each Collateral Loan included in the Collateral, the product of (i) the Purchase Price paid by the Borrower for such Collateral Loan times (ii) the Principal Balance of such Collateral Loan at such time.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of BDCA and its subsidiaries as required by, and in accordance with, the Investment Company Act and any orders of the SEC issued, or exemptive relief granted by the SEC, in each case to BDCA to be determined by the Board of Directors of BDCA and reviewed by its auditors, less all liabilities (other than indebtedness, including indebtedness hereunder) of BDCA and its subsidiaries, to (b) the aggregate amount of indebtedness of BDCA and its subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include subsidiaries that are not required to be included by the Investment Company Act as affected by such orders of the SEC issued, or exemptive relief granted by the SEC, in each case to BDCA including, if set forth in any such order or exemptive relief, any subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.
“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the LIBOR Rate for a ~~one~~three month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a),

(b)	and (c) above will be determined based on a year of 360 days and actual days elapsed.

“BDCA” has the meaning assigned to such term in the introduction to this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such

26892658.1.BUSINESSS

spread adjustment,, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Prime Rate,” “Federal Funds Rate,” “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest an. other administrative matters) that the, Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the, Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement)

    “Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (i) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide. LIBOR. or (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.11(e) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.11(e).

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“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” means, as of any date of determination, the following limitations (as applied to the Aggregate Asset Cost of the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, proposed to be owned) by the Borrower, calculated as a percentage of the Aggregate Asset Cost plus the aggregate amount of cash then on deposit in the Principal Collection Subaccount and in each case in accordance with the procedures set forth in Section 1.04; provided that for purposes of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan shall be assumed to have been fully funded as of such date of determination):

(a)    not more than 5.00% consists of ~~obligations~~Collateral Loans of any one Obligor (and Affiliates thereof);

(b)    not more than 10.00% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, except that (i) Collateral Loans with Obligors in one Moody’s Industry Classification may constitute up to 20% of the Aggregate Principal Balance, (ii) Collateral Loans with Obligors in two other Moody’s Industry Classifications may each constitute up to 15% of the Aggregate Principal Balance and (iii) Collateral Loans with Obligors in one other Moody’s Industry Classification may constitute up to 12.5% of the Aggregate Principal Balance;

(c)    not more than 10.00% consists of Collateral Loans with Obligors that have EBITDA less than $50,000,000;

(d)	not more than 10.00% consists of Second Lien Obligations;

(e)	not more than 5.00% consists of Unquoted Collateral Loans;

(f)    not more than ~~30.00~~20.00% consists of Collateral Loans with a Moody’s Rating of less than “B3” or an S&P Rating less than “B-”;

(g)	not more than 5.00% consists of Partial PIK Loans;

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(h)    in the case of each of clauses (a) through (g) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the last calendar day of the calendar month prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“DIP Collateral Loan” means an obligation:

(a)    obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b)    to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c)    on which the related Obligor is required to pay interest and/or principal on a current basis; and

(d)    approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Custodian related to a Collateral Loan and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars” and “S” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.
“Early Opt-in Election” means the occurrence of: (a)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.11(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b)(i) the election by the Administrative Agent or (ii) the election by the Required

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Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA” means, with respect to any trailing twelve month period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Collateral Manager, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or non-recurring losses or charges, and any other item the Collateral Manager and the Administrative Agent deem to be appropriate.

“Eighth Amendment Effective Date” means June 22, 2020.

“Eligible Investment Required Ratings” means, with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” (and not on credit watch for possible downgrade) or “P-1” for one-month instruments, “Aa2” (and not on credit watch for possible downgrade) and “P-1” for three- month instruments, “Aa3” (and not on credit watch for possible downgrade) and “P-1” for six-month instruments and “Aa2” (and not on credit watch for possible downgrade) and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” (and not on credit watch for possible downgrade) for short-term instruments and “A” (and not on credit watch for possible downgrade) for long-term instruments.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b)demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c)non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from

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date of determination divided by (b) the Aggregate Asset Cost of all Collateral Loans held by the Borrower on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

“Equity Coverage Test” means a test that is satisfied if, as of any date of determination, the Equity Coverage Ratio (including after giving effect to the making of any Advance on such date and the application of the proceeds thereof) is equal to or greater than the Equity Coverage Percentage.

“Equity Percentage” means, on any date of determination, (a) the Equity Amount on such date of determination divided by (b) the Aggregate Asset Cost of all Collateral Loans held by the Borrower on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

“Equityholder” means BDCA.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) the Collateral Agent shall have notified the Administrative Agent, the Borrower and each Lender of the inability, for any reason, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders in the London interbank market does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Advance; provided that a Eurodollar Disruption Event shall not occur if the circumstances under Section 2.11(e), are applicable.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any

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“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed org, or any successor source.

“Final Maturity Date” means May 31, 2022.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent’s commercially reasonable judgment, (i) such broker- dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

(i)    is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan;

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or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

IR	x P	x	1
D
where:
IR	=		the Interest Rate for such Advance on such day;
P	=		the principal amount of such Advance on such day; and
D	=		360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date~~, the period from and including the Closing~~ after the Eighth Amendment Effective Date ~~to and including~~, (i) the ~~last~~period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on June 30, 2021 and (ii) the period from and including July 1, 2021 to but excluding the first Payment Date after the Eighth Amendment Effective Date, and (b) with respect to any subsequent Payment Date, the period ~~commencing on the first day of the calendar month in which the preceding Payment Date occurred~~from and ~~ending on~~including the ~~last day of the calendar month immediately~~ preceding ~~the month in which~~Payment Date to but excluding such Payment Date ~~occurs~~; provided, that the final Interest Accrual Period hereunder shall end on and include the day ~~prior to~~of the payment in full of the Advances hereunder.

“Interest Collection Subaccount” has the meaning specified in Section 8.02(a).

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period);

(b)all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with proceeds received pursuant to clauses (a), (b) and (c) of this definition; and all interest payments received by the Borrower during such Collection Period on

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“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

~~“LIBOR Rate” means, for any Interest Accrual Period, a rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) for London interbank deposits for a three month period in United States dollars at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Accrual Period; provided that, if no such rate so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by the Administrative Agent at approximately 11:00 a.m. (London time) on the rate setting day to prime banks in the London interbank market for a three month period. With respect to any Advance not made on the first day of an Interest Accrual Period, the “LIBOR Rate” shall be a rate per annum for a term equal to the period remaining in the applicable Interest Accrual Period; provided that if no offered rate exists for such remaining period, the LIBOR Rate shall be interpolated (rounded upwards, if necessary, to the nearest 1/100th of one percent) on a straight line basis based upon (i) the LIBOR Rate for the closest quoted period greater than such remaining period and (ii) (A) the LIBOR Rate for the closest quoted period shorter than such remaining period, if such remaining period is one month or longer and (B) the overnight LIBOR Rate, if such remaining period is shorter than one month, and commencing on the day on which such Advance is made.~~

“LIBOR Rate” or “LIBOR” means, for any Interest Accrual Period, (i) with respect to any Advance made or outstanding on the first day of an Interest Accrual Period, a rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate ("ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:01 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Accrual Period, for Dollar deposits (for delivery on the first day of such Interest Accrual Period) with a term equivalent to three (3) months and (ii) with respect to any Advance not made or outstanding on the first day of an Interest Accrual Period, the rate per annum equal to ICE LIBOR, as publishes by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the date on which such Advance is made, for Dollar deposits (for delivery on the date on which such Advance is made) with a term equivalent to three (3) months; provided that, if no such rate is published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for London interbank deposits for a three (3) month period in United States dollars at approximately 11:00 a.m. (London time) on the applicable rate setting day to prime banks in the London interbank market. If the LIBOR Rate is less than zero percent then the LIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

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“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.
“Required Loan Documents” means, for each Collateral Loan:

(a)	an executed copy of the assignment for such Collateral Loan;

(b)	other than in the case of a Noteless Loan, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;

(c)	an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;

(d)	a copy of each related security agreement (if any) signed by each applicable Obligor;

(e)	a copy of each related guarantee (if any) then executed in connection with such Collateral Loan;

(f)	a Document Checklist; and

(g)	for the Closing Date Participation Interest, the fully executed Closing Date Participation Agreement.
“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been

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“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.
“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. “Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC. “Seventh Amendment Effective Date” means June 27, 2019.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, to be specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Default or Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent), the Collateral Manager may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of a Default or Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent.

“Structured Finance Obligation” means any Collateral Loan owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).
“Successor Collateral Manager” has the meaning assigned to such term in Section 14.08(a). “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Confirmation” means a confirmation of the Borrower’s acquisition of a Collateral Loan delivered to the Collateral Agent (with a copy to the Custodian and the Administrative Agent) by the Borrower pursuant to Section 13.03(b), and setting forth applicable information with respect to such Collateral Loan, which confirmation shall contain such information in respect of such Collateral Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Collateral Loan in the form of a customary trade confirmation as agreed to by, the Custodian and the Borrower from time to time.

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“Termination Percentage” means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 7.5%.

“TRS Agreement” means the Total Return Swap, dated July 31, 2012 (as amended and restated as of May 6, 2014), between 405 TRS I, LLC and Citibank.
“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the.
Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.
“Unfunded Reserve Account” has the meaning specified in Section 8.04.

“Unfunded Reserve Required Amount” has the meaning specified in Section 8.04.

“Unquoted Collateral Loan” means a commercial loan that (A) that has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such loan, (B) satisfies the eligibility requirements set forth in the definition of “Collateral Loan” on any date of determination and (C) satisfies the following additional requirements:

(a)	is not a Covenant-Lite Loan;

(b)	is not a DIP Collateral Loan;

(c)on the date of purchase or other acquisition thereof by the Borrower, and thereafter, as of the last day of the most recent fiscal quarter for which financial information is available in relation to the relevant Obligor (i) the ratio of (A) Aggregate Indebtedness in relation to such Collateral Loan as of the last day of the most recent fiscal quarter for which financial information is available in relation to the relevant Obligor to (B) EBITDA in relation to such Collateral Loan for the most recent period of four consecutive fiscal quarters for which financial information is available in relation to the relevant Obligor is less than 4.25 and (ii) EBITDA of such Obligor is greater than $20,000,000; and
(d)such commercial loan is not quoted by any nationally recognized pricing or quotation service. “Unused Amount” means, for any day, an amount equal to the excess of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.
“U.S. Bank” has the meaning assigned to such term in the introduction to this Agreement.

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Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of
(i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having an Aggregate Asset Cost equal to zero.

(g)Except as otherwise provided herein, Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Tests (or any component thereof).

(h)For purposes of determining the Minimum Weighted Average Spread Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i)Portions of the same Collateral Loan acquired by the Borrower on different dates will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j)For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars shall be valued at zero.

(1)    For purposes of calculating compliance with the ~~Borrowing Base Test~~Coverage Tests, the Collateral Quality Tests, or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the ~~Borrowing Base Test~~Coverage Tests, the Collateral Quality Test or any Concentration Limitation and

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whether such acquisition or disposition is permitted hereunder; provided that, (i) for purposes of calculating compliance with the ~~Borrowing Base Test~~Coverage Tests, the Collateral Quality Test or any Concentration Limitation, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and any capital contribution to the Borrower by the Equityholder upon settlement of the acquisition of a Collateral Loan (based on the purchase price therefor) and (y) the repayment of an Advance to the Borrower upon settlement of the disposition of a Collateral Loan (based on the sale price therefor) and (ii) for purposes of calculating the ~~Borrowing Base Test~~Coverage Tests, the Collateral Quality Test, or any Concentration Limitation in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time such Advance is made or repaid after giving effect to the settlement of any Collateral Loan acquired or disposed of

ARTICLE II ADVANCES

Section 2.01. Revolving Credit Facility; Approval Requests

(a)    The Collateral Manager, on behalf of the Borrower, shall, on or prior to the second Business Day preceding the proposed trade date of each proposed acquisition of Collateral Loans (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder) provide to the Administrative Agent (with a copy to the Borrower) a notice by electronic mail in the form of Exhibit A hereto (together with any attachments required in connection therewith, an “Approval Request”). Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each pre-approved asset specified in Exhibit A (other than purchase price), together with a notice of intention to trade containing the par amount and purchase price of the Collateral Loan(s) being acquired delivered on or prior to the second Business Day preceding the proposed trade date.

(b)    The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and to request additional information regarding any proposed Collateral Loan. The Administrative Agent shall promptly notify the Collateral Manager and the Borrower (with a copy to the Collateral Agent) in writing (including via electronic mail) whether each Approval Request has been approved or rejected. Any approval may be withdrawn at any time prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Collateral Loan by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Collateral Manager. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Collateral Loan unless, in the case of a withdrawn approval, the Administrative Agent has not withdrawn its approval prior to the time at which the Borrower enters into a commitment to purchase such proposed Collateral Loan.

(c)    On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

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(d)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof

Section 2.10. Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the LIBOR Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the LIBOR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the LIBOR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the LIBOR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.	Illegality; Inability to Determine Rates: Effect of Benchmark Transition Event

(a)Notwithstanding any other provision in this Agreement, in the event of a Eurodollar Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

(b)Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Collateral Agent determines that for any reason adequate and

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reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Adjusted LIBOR Rate, or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate.

(e)	Notwithstanding anything to the contrary herein or in any other Facility Document:
(i)    Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.11(e) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will_have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent will promptly notify the Borrower and the Lenders of any such amendment.

(iii)    The Administrative Agent will promptly notify the Borrower and the Lenders of (a) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period.

(iv)    Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2 11(e) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(e).

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(v)    During any Benchmark Unavailability Period, the Base Rate will be used instead of LIBOR for all Advances Outstanding; provided that, upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance during such Benchmark Unavailability Period.

(f)None of the Collateral Agent, the Collateral Administrator or the Custodian shall be under any obligation (i) to monitor determine or verify the unavailability or cessation of the LIBOR Rate (or other applicable benchmark or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Eurodollar Disruption Event, (ii) to select, determine or designate any Base Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what conforming changes or amendments are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Collateral Administrator or the Custodian shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Facility Documents as a result of the unavailability of the LIBOR Rate (or other applicable benchmark) and absence of a designated Base Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Facility Documents and reasonably required for the performance of such duties.

Section 2.12. Fees

(a)Commitment Fee. On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period and before the last day of the Reinvestment Period, of the product of (i) 0.50% per annum, divided by 360 and (ii) the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)Prepayment Fee. If, during the Reinvestment Period, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis), a prepayment fee (a “Prepayment Fee”) equal to the product of (i) 0.50% of the Facility Amount (in the event the Commitments are terminated or the Facility Amount is reduced in whole) or the amount of such reduction of the Facility Amount (in the event the Facility Amount is reduced in part) and (ii) the actual number of days remaining in the Reinvestment Period, divided by 360. Such Prepayment Fee shall be payable on the date of the termination of this Agreement (in the event this Agreement is terminated in whole) or on the first Payment Date immediately succeeding the reduction of the Facility Amount (in the event the Facility Amount is reduced in part).

(c)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent and such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

Section 2.13.    Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this

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(i)    the Borrower is the owner of such Collateral free and clear of any Liens or claims of any nature whatsoever except for (A) those which are being released on the Closing Date and
(B) Permitted Liens;

(ii)    the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii)    the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement;

(iv)    the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v)    upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement;

(k)    the information required to be set forth in the Borrowing Base Certificate and the Monthly Report in hard copy and in EXCEL or a comparable format;

(1)    evidence reasonably satisfactory to it that the TRS Agreement has been terminated;

(m)the Closing Date Participation Agreement, duly executed and delivered by the parties thereto, which shall be in full force and effect; and

(n)such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02.    Conditions Precedent to Each Borrowing

The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(g)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.04:

(a)the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test and Collateral Quality Test shall be satisfied (or, in the case of the Collateral Quality Test, if the, Collateral Quality Test was not satisfied immediately before the making of such Advance, the Collateral Quality Test was maintained or improved) (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c)each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such

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(vi)    the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)    with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account; and

(viii)    with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(n)Prior Activities of the Borrower. The Borrower has not conducted any business or other activities other than entry into and performance under the TRS Agreement and activities incidental thereto, including in connection with the termination of the TRS Agreement and the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date. As of the Closing Date, the TRS Agreement has been terminated. As of the Closing Date, the Borrower has no creditors other than the Lenders under this Agreement or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

(o)Prior Name of the Borrower. The Borrower was previously known as “405 TRS I, LLC” and “CB Funding I, LLC.” The Borrower’s name was changed to (i) “CB Funding I, LLC” pursuant to a Certificate of Amendment filed on June 10, 2014 with the Office of the Secretary of State of Delaware and to (ii) “BDCA-CB Funding, LLC” pursuant to a Certificate of Amendment filed on June 19, 2014 with the Office of the Secretary of State of Delaware.

(p)Beneficial Ownership, Certification. As of the ~~Seventh~~Eighth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.02. Representations and Warranties of the Collateral Manager

The Collateral Manager represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)Due Organization. The Collateral Manager is a corporation duly organized and validly existing under the laws of the State of Maryland, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of Maryland. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Collateral Manager of, and the performance of its obligations under

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Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account under Section 8.04);

(iv)    to make withdrawals from the Collection Account for distribution at the election of the ~~Borrower in accordance with Section 8.03~~.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U, Regulation W and Regulation X.

(g)Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(h)No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(i)Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non- appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(j)Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account.

(k)Priority of Payments. The Borrower shall instruct (or cause the Collateral Manager to instruct) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(1)    Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein.
(m) Certificate of Assignment for Closing Date Participation Interest. As soon as practicable, but in no event later than the date that is ninety (90) days after the Closing Date (or such

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(f)the Borrower shall have made payments totaling more than $500,000 in the aggregate to settle any litigation, claim or dispute (excluding the amount of any payment made from insurance proceeds); or

(g)	an Insolvency Event relating to the Borrower occurs; or

(h)(i) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager, (ii) the Borrower or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document (including, for the avoidance of doubt, as provided in Section 5.02(k)(ii)); or

(i)(i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days; or

(j)	a Change of Control occurs; or

(k)	a Collateral Manager Default occurs; or

(1) ~~during the Reinvestment Period, the Collateral Quality Tests are out of compliance on any date of determination and such non-compliance is not cured within thirty (30) Business Days~~[reserved]; or

(m)	the Borrowing Base Test shall not be satisfied and such failure shall continue for two (2)
Business Days; or

(n)the Equity Coverage Ratio is less than the Termination Percentage and such deficiency shall continue for one (1) Business Day; or

(o)the Equityholder fails to maintain unencumbered liquidity (calculated as the sum of (i) unrestricted cash or cash equivalents and (ii) undrawn available liquidity under committed credit facilities of the Equityholder and its Subsidiaries (other than the Borrower)) in an amount at least equal to the cumulative amount of principal payments owed by the Equityholder in the subsequent thirty day period; or

(p)(i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent or (iv) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

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accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. In addition, the Collateral Agent shall establish two segregated subaccounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount”. The Collateral Agent shall from time to time deposit into the Interest Collection Subaccount all Interest Proceeds received by the Collateral Agent. The Collateral Agent shall deposit promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.04) received by the Collateral Agent. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.06(a).

(b)At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such certificate. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans.

(c)The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03.    Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section 9.01 or the proviso to this Section 8.03, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement; provided that the Borrower may withdraw Excess Interest Proceeds, to the extent such amounts are available therefor and in the case of any such withdrawal of such amounts pursuant to this proviso, (x) such withdrawal shall not occur more frequently than one time per calendar quarter and (y) such withdrawal shall occur with five (5) Business Days’ prior written notice by the Borrower (or the Collateral Manager on its behalf) to the Administrative Agent, the Collateral Agent and the Collateral Administrator (which notice shall attach a Borrowing Base Calculation Statement demonstrating satisfaction of the ~~Borrowing Base Test~~Coverage Tests on a pro forma basis after giving effect to such withdrawal and any related distribution or disposition of such amounts by the Borrower). The Borrower shall not have any legal,

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